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                                                                   EXHIBIT 10.12

                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT dated as of December 12, 2000 (the "Agreement") is made by and between HEALTHCARE.COM CORPORATION (formerly known as Healthdyne Information Enterprises and HIE, Inc.), a Georgia corporation (the "Company"), and JOSEPH G. BLESER, an individual resident of the State of Georgia ("Mr. Bleser") doing business as J Bleser, LLC.


                              W I T N E S S E T H:


         WHEREAS, Mr. Bleser currently provides consulting and advisory services to the Company pursuant to an agreement between Mr. Bleser and the Company dated May 12, 1998 (the "1998 Agreement"); and

         WHEREAS, the Company desires to extend the Term of the 1998 Agreement as provided therein to continue to engage Mr. Bleser to render consultative and advisory services to it concerning the Company so that it may have the benefit of Mr. Bleser's experience and abilities, and Mr. Bleser is willing to accept such engagement, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       CONSULTING SERVICES.

                  (a) During the Term of this Agreement (as hereinafter defined), the Company hereby retains Mr. Bleser as a consultant for approximately eighty (80) hours per month, to perform, when and as requested by the Company, general duties as an advisor and consultant in respect of the operations and activities of the Company.

                  (b) Such services shall be rendered by Mr. Bleser upon the request of the Company, at such specific times and locations as shall be mutually determined from time to time by the Company and Mr. Bleser.

                  (c) It is understood that the inability of Mr. Bleser to render the services contemplated herein to the Company by reason of temporary or permanent illness, disability, incapacity or death will not be considered a failure to perform his services hereunder or constitute a breach or default of Mr. Bleser's agreement as set out herein.



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         2.       TERM. Unless sooner terminated pursuant to Section 7 hereof or by six months notice given by either party, the term of this Agreement shall commence on July 1, 2001 and shall continue until June 30, 2004 (the "Term").

         3.       COMPENSATION.

                  (a) As compensation for Mr. Bleser's advisory and consulting services during the Term of this Agreement, the Company shall pay to Mr. Bleser a monthly fee of $8,333.33 beginning July 1, 2001 and continuing on the first day of each consecutive month thereafter during the Term of this Agreement (unless such day is not a business day for the Company, in which case, on the next such business day). In addition to such monthly fee payable to Mr. Bleser hereunder, the Company will reimburse Mr. Bleser for all reasonable expenses incurred by him in rendering his services hereunder so long as such expenses shall have been approved in advance by the Company. Mr. Bleser will be provided a Company-owned personal computer and related support services free of charge during the Term of this Agreement.

                  (b) The parties acknowledge that Mr. Bleser's options to purchase a total of two hundred and forty-one thousand, six hundred and twenty-four (241,624) shares of the Company's common stock outstanding at the inception of the 1998 Agreement will continue to be outstanding and exercisable during the Term of the 1998 Agreement and this Agreement and for a period of sixty (60) days thereafter, but only in accordance with the over-riding terms and conditions of the underlying stock option agreements between the Company and Mr. Bleser dated March 23, 1995 and February 3, 1998.

                  (c) If Mr. Bleser dies during the Term of this Agreement, the Company shall cease to pay the monthly fee as provided in Section 3(a) hereinabove, but the options to purchase the shares of the Company's common stock as provided in Section 3(b) hereinabove may still be exercised, but only to the extent exercisable at the time of Mr. Bleser's death, in accordance with the applicable provisions of the underlying stock option agreements between the Company and Mr. Bleser dated March 23, 1995 and February 3, 1998.

                  (d) Mr. Bleser is not an employee of the Company for any purpose whatsoever, but is an independent contractor. The Company is interested only in the results obtained by Mr. Bleser, who shall have sole control of the manner and means of performing under this Agreement. The Company shall not have the right to require Mr. Bleser to do anything which would jeopardize the relationship of independent contractor between the Company and Mr. Bleser. Mr. Bleser does not have, nor shall he hold himself out as having, any right, power or authority to create any contract or obligation, either expressed or implied, on behalf of, in the name of, or binding upon the Company, unless the Company shall consent thereto in writing. Mr. Bleser shall be responsible for filing all proper returns and other forms for his tax liabilities and withholding obligations.



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                  (e) Since Mr. Bleser is not an employee of the Company, Mr.
Bleser will be compensated as a non-employee member of the Company's Board of Directors for as long as Mr. Bleser is a member of the Company's Board of Directors in a non-employee status.

         4. ACKNOWLEDGMENTS AND AGREEMENTS. Mr. Bleser hereby acknowledges and agrees that:

                  (a) in performance of his duties as a consultant pursuant to the 1998 Agreement and hereunder, Mr. Bleser has been and will be in possession of confidential information important to the business of the Company;

                  (b) any use by Mr. Bleser of any "Trade Secrets" (as hereinafter defined) or "Confidential Information" (as hereinafter defined) is intended to inure to the exclusive benefit of the Company, and any goodwill established thereby or associated therewith is intended to inure to the exclusive benefit of the Company;

                  (c) any disclosure or use of any Trade Secrets or Confidential Information except as otherwise authorized by the Company in writing, or any other violation of Sections 5 or 6 hereof would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to the Company that is not fully compensable by monetary damages;

                  (d) should Mr. Bleser breach any provision of Sections 5 or 6 hereof, the Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including, without limitation, damages, specific performance, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Mr. Bleser's breach), cumulative of and in addition to any other rights or remedies to which the Company may be entitled, at law or in equity; and

                  (e) the restrictions contained in Sections 5 and 6 hereof are reasonable in scope, duration and geographic territory given the competitive nature of the Company's business and the potential injury and damage that may result to the Company from a breach thereof.

         5.       CONFIDENTIALITY AND OWNERSHIP OF WORK PRODUCT.

                  (a) For purposes of this Agreement, "Confidential Information" means any confidential, proprietary, business information or data belonging to or pertaining to the Company that does not constitute a "Trade Secret" (as defined under applicable law) and that is not generally known by or available through legal means to the public or the Company's competitors, including, without limitation, information regarding the Company's shareholders, clients, referral sources and suppliers. Confidential Information does not include generic, non-proprietary knowledge held by Mr. Bleser about the Company's business or clients, where such information can be derived from non-confidential sources or where such information is generally known by persons with experience in the Company's industry comparable to that of Mr. Bleser.


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                  (b) In recognition of the Company's need to protect its
legitimate business interests, Mr. Bleser hereby covenants and agrees that with regard to any: (i) Confidential Information, at all times during his engagement by the Company pursuant to the 1998 Agreement and hereunder and following the termination thereof for any reason for a period of two (2) years following the termination of Mr. Bleser's engagement by the Company for any reason; and (ii) Trade Secrets, at all times such information remains a "trade secret" under applicable law, Mr. Bleser shall regard and treat all such information as strictly confidential and wholly owned by the Company and shall not, for any reason or in any fashion, either directly or indirectly use, disclose, transfer, assign, disseminate, reproduce, copy, or otherwise communicate any such Confidential Information or Trade Secrets to any individual or entity for any purpose other than in accordance with the terms of Mr. Bleser's engagement by the Company hereunder.

                  (c) Mr. Bleser shall exercise reasonable best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of the Company known by, disclosed to or made available to him, whether in connection with the 1998 Agreement, this Agreement or any other past or present relationship with the Company. Mr. Bleser shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which he becomes aware. Mr. Bleser shall assist the Company, to the extent reasonably necessary, in the procurement of or any protection of the Company's rights to or in any of the Trade Secrets or Confidential Information.

                  (d) Any work product, property, data, documentation or information or materials conceived, discovered, developed or created by Mr. Bleser pursuant to his previous, current and ongoing relationship with, or engagement by, the Company which constitute or are protected by patents, copyrights, trademarks, service marks and trade secrets of the Company existing on the date hereof (collectively, the "Work Product") shall be owned exclusively by the Company. To the greatest extent possible, all Work Product shall be deemed to be a "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. Sections 101 et seq., as amended) and owned exclusively by the Company. Mr. Bleser hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights therein. Mr. Bleser agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to vest complete title and ownership of all Work Product, and all associated intellectual property and other rights, exclusively in the Company.

                  (e) Upon the request of the Company, (i) Mr. Bleser shall take such steps as the Company may reasonably request in order to transfer, disclose, and give the Company the full benefit of any Work Product remaining in his possession; and (ii) Mr. Bleser shall deliver to the Company all memoranda, notes, records, drawings, manuals, disks and other documents and media, regardless of form, that contain Work Product, Confidential Information or Trade Secrets.




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         6.       PROTECTIVE COVENANTS.

                  (a) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings and shall be applicable only during the Term of this Agreement:

                      (i) "BUSINESS" shall mean providing integration software tools, clinical workstation tools, enterprise management tools and related services to include implementation, maintenance, support, education, consulting, project management, information management, technology-driven re-design, expert-sourcing and other similar services, which the Company now offers to healthcare providers, including but not limited to integrated healthcare delivery networks, and other industries, such as banking, financial services and government.

                      (ii) "COMPETITIVE POSITION" shall mean: (A) Mr. Bleser's direct or indirect equity ownership (excluding equity ownership of less than five percent (5%) of any public company) or control of any portion of any entity (other than the Company or a corporate affiliate of the Company) engaged, wholly or partly, in the Business; (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Mr. Bleser and any entity (other than the Company) engaged, wholly or partly, in the Business whereby Mr. Bleser is required to or does perform services substantially similar to the services provided to the Company as an employee or pursuant hereto and related to the Business on behalf of or for the benefit of such an entity; or (C) Mr. Bleser's performance of services substantially similar to the Business for his own account and benefit (and not at the direction of or for the benefit of the Company).

                      (iii) "CLIENT" shall mean an actual client or actively sought prospective client of the Company during the term of Mr. Bleser's engagement by the Company.

                  (b) NONCOMPETITION. Mr. Bleser covenants and agrees that he will not, during the Term of the 1998 Agreement and this Agreement hereunder, directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position.

                  (c) NONSOLICITATION OF CLIENTS. Mr. Bleser covenants and agrees that he will not, during the Term of the 1998 Agreement and this Agreement, directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate (or attempt to do so) any Client for the purpose of providing the Client with services or products competitive with those offered by the Company during the Term of the 1998 Agreement and this Agreement.

                  (d) NONSOLICITATION OF PERSONNEL. Mr. Bleser covenants and agrees that he will not, during the Term of the 1998 Agreement and this Agreement (except as directed to do so by the Company), directly or indirectly, alone or in conjunction with any other party, encourage or solicit (or attempt to do so) any employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen such party's affiliation with the Company or to violate the terms of any agreement or understanding between such party and the Company.



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         7.       TERMINATION.

                  (a) DEATH. Subject to the provisions of Section 3(c) hereof, this Agreement shall automatically and immediately terminate upon the death of Mr. Bleser.

                  (b) CAUSE. In addition to any other rights or remedies available to the Company at law, in equity or hereunder, the Company may, at any time, by delivering a written termination notice to Mr. Bleser, immediately terminate his engagement for "Cause" (as hereinafter defined). For purposes of this Agreement, "Cause" shall mean any of: (i) Mr. Bleser has been convicted of a felony or a crime involving moral turpitude; (ii) Mr. Bleser has committed an act constituting fraud, theft, deceit or material misrepresentation with respect to the Company or any customer or client of the Company; (iii) Mr. Bleser has embezzled funds or assets from the Company or any customer or client of the Company; or (iv) the Board of Directors has concluded, in its sole discretion, that Mr. Bleser has breached or defaulted in the performance of any provision of this Agreement and Mr. Bleser has failed to remedy any such breach or default that is capable of being remedied within five (5) days after written notice from the Company that Mr. Bleser is in breach or default. Upon such termination, the Company shall pay to Mr. Bleser all unpaid fees earned through the date of such termination.

         8. WAIVER AND RELEASE. In consideration of his engagement hereunder, Mr. Bleser hereby waives and releases the Company from liability for all rights and claims, whether or not they are presently known to exist, that Mr. Bleser has against the Company relating in any way to Mr. Bleser's previous employment or separation from employment with the Company. This release shall not be deemed a release of any claim that Mr. Bleser may have against the Company arising out the Company's breach of this Agreement. The rights and claims which Mr. Bleser waives and releases in this Agreement include, to every extent allowed by law, those arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Fair Labor Standards Act, Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Veterans' Reemployment Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA") and the Americans With Disabilities Act. This is not a complete list, and Mr. Bleser waives and releases all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action relating in any way to his previous employment or separation from employment with the Company, except for rights expressly set forth or reserved in this Agreement. This release does not in any way impair Mr. Bleser's right to be indemnified to the fullest extent allowed by law or the Bylaws of the Company for any acts or omissions relating to or arising out of his previous employment with the Company.

         9. SURVIVAL. Notwithstanding any termination of this Agreement, the provisions of Sections 4, 5, 6, 7, 8, 9, 11(d) and 11(g) hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.


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         10.      NOTICES.

                  (a) All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

                  If to the Company:             Healthcare.com Corporation
                                                 1850 Parkway Place
                                                 Suite 1100
                                                 Marietta, Georgia 30067
                                                 Telephone:        (770)423-8450
                                                 Facsimile:        (770)423-8440

                  If to Mr. Bleser:              Mr. Joseph G. Bleser
                                                 J Bleser, LLC
                                                 P. O. Box 219
                                                 Decatur, Georgia 30031-0219
                                                 Telephone:       (404) 373-7954
                                                 Facsimile:       (404) 373-7955

                  (b) Notices delivered pursuant to Section 10(a) hereof shall be deemed given: at the time delivered, if personally delivered; three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

                  (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 9.

         11.      MISCELLANEOUS.

                  (a) This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

                  (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.



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                  (c) Mr. Bleser may not assign this Agreement, in whole or in part, without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

                  (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (e) The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

                  (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

                  (g) The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

                  (h) This Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

                  (i) Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.



                                HEALTHCARE.COM CORPORATION


                                By: /S/ ROBERT I. MURRIE
                                    --------------------------------------------
                                    Name:  Robert I. Murrie
                                    Title: President and Chief Executive Officer



                                "Mr. Bleser"

                                /s/ JOSEPH G. BLESER
                                ------------------------------------------------
                                Joseph G. Bleser


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